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                                EXHIBIT 10.68
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                                                                   EXHIBIT 10.68

                            TIME BROKERAGE AGREEMENT


         TIME BROKERAGE AGREEMENT, made this 17th day of December, 1993, by and between Bradenton Broadcasting Television, Co., Ltd., a Florida limited partnership (the "Licensee") and The Christian Network, a Florida non-profit corporation (the "Programmer").

         WHEREAS Licensee holds a construction permit for TV Broadcast Station WTBG-TV, Channel 66, Bradenton, Florida (the "Station") pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         WHEREAS Programmer is involved in broadcast station programming.

         WHEREAS the Licensee wishes to retain Programmer to provide programming for the Station that is in conformity with Station and FCC policies for time brokerage arrangements and as set forth herein.

         WHEREAS Programmer agrees to use the Station exclusively to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC and subject to licensee's full authority to control the operation of the Station.

         WHEREAS Programmer and Licensee agree to work in a cooperative fashion to make their time brokerage agreement work to the benefit of both parties and as contemplated in this Agreement.

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         WHEREAS, Programmer and Licensee are simultaneously entering into an
Agreement providing for the sale of Licensee's limited partner and an option for the sale of the Station.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be bound legally agree as follows:

                                   Section 1

                           Lease of Station Air Time

         1.1 Representations. Both Licensee and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement.

         1.2 Effective Date; Term. The effective date of this Agreement shall be the date the station begins broadcasting pursuant to FCC program test authority. It shall continue in force for an initial term of thirty (30) months from that date unless otherwise extended or terminated as set forth below.

         1.3 Scope. During the term hereof, Licensee shall make available to Programmer time on the Station as set forth in this Agreement. Programmer will have the right to produce its programming from its own existing studio and production facilities. Programmer shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control points via reasonable means of its choice, including microwave or satellite. If delivery is via microwave or satellite, Programmer will install and maintain any

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necessary microwave or satellite receive equipment. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide programming of its selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty-four (164) hours per week, and an additional two hours per week of children's programming that complies with the rules and policies of the FCC and is acceptable to Licensee.

         1.4     Extension of Term. Subject to the termination provisions of
Section 6 hereof, Programmer and Licensee may agree to extend the initial term of this Agreement for an additional 18 months. Notice of an intent to extend this Agreement must be delivered to the other Party no later than ninety (90) days prior to expiration of the initial term. The consideration to be paid during such extension period shall be as set forth in Attachment I.

         1.5 Consideration. As consideration for the air time made available hereunder Programmer shall make payments to Licensee as set forth in Attachment I.

         1.6 Licensee Operation of Station. Licensee will have full authority, power and control over the operations of the Station during the term of this Agreement and during any extension of such term. Licensee will bear all responsibility for Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules, regulations

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and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all construction and operating costs of the Station, including but not limited to maintenance of the studio and transmitting facility and costs of electricity except that Programmer shall be responsible for the costs of its programming as provided in Sections 1.8 and
2.3 hereof. Licensee shall employ at its expense management level employees consisting of, at a minimum, a General Manager and Chief Engineer, who will direct the day-to-day operations of the Station, and who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Station and shall maintain insurance satisfactory to Programmer covering the Station's transmission facilities.

         1.7 Licensee Representations and Warranties. Licensee represents and warrants as follows:

                 (a) Licensee owns and holds all licenses and other permits and authorizations necessary for the construction of the Station as presently specified by the FCC and such licenses, permits and authorizations are and will be in full force and effect. As soon as reasonably possible, Licensee will obtain all other licenses and permits and authorizations necessary for the operation of the station and maintain such licenses, permits and authorizations in full force and effect.

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There is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. To the best of its knowledge, Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon the Licensee, its Assets, the Station or upon Licensee's ability to perform this Agreement. Licensee shall not take any action or omit to take any action which would have an adverse impact upon the Licensee, its Assets, the Station or upon Licensee's ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any extension thereof, will be filed in a timely and complete manner. The facilities of the Station will be constructed and maintained in accord with good engineering practice and will comply in all material respects with the engineering requirements set forth in the FCC licenses of the Station, including broadcasting a high quality signal to the Station's service areas as indicated in Attachment II hereto (except at such time where reduction of power is required for routine or emergency maintenance). Licensee has, and throughout the term of this Agreement and any extension thereof, will

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maintain good and marketable title to all of the assets and properties used in the operation of the Station. Licensee shall, during the term of this Agreement and any extension thereof, not dispose of, transfer, assign or pledge any of such asserts and properties except with the prior written consent of the Programmer, if such action would adversely affect Licensee's performance hereunder or the business and operations of Licensee or the Station permitted hereby.

                 (b) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Station including lease payments for a Bradenton studio facility, utilities, taxes, programming production expenses, as set forth in Attachment III, shall provide Programmer with a certificate of such timely payment within thirty (30) days of the end of each month and, for the duration of this Agreement, shall be reimbursed by Programmer for those payments listed on Attachment III.

         1.8 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP and BMI music license fees for all programming provided by Programmer. Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement or under the Option for General Partnership.

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         1.9     Contracts. Programmer will not be required to assume
performance of any of the Licensee's contracts and leases pertaining to the Station except as indicated on Attachment IV hereof. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval. All third-party advertising contracts, if any, entered into by Programmer shall be terminable upon not more than ninety days notice.

         1.10 Pro Rata Credit. Programmer shall receive from Licensee two times the pro rata credit (up to the amount of the monthly consideration specified in Section 1.5 herein) for any part of the weekly One Hundred Sixty-Four (164) hours of programming time that Licensee uses to broadcast its own programming including periods during which Licensee is unable, for any reason (except for Programmer's failure to deliver its programming to Licensee), to broadcast the Programmer's programming.

         1.11    Station Operation.  Licensee shall notify Programmer prior to;
(i) making any changes in management personnel, (ii) entering into any contractual obligations, (iii) purchasing equipment, or (iv) making any other material changes in the operation of the Station.

         1.12 Use of Station's Studios. Licensee agrees to provide Programmer with access to the Station's complete facilities including the studios and broadcast equipment for use

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by Programmer, if it so desires, in providing programming for the Station.
Programmer shall be permitted to install and maintain any necessary microwave or satellite receive equipment for microwave and/or satellite program delivery. Under the overall supervision of Licensee, Programmer shall and may peacefully and quietly have the full use of and enjoy the use of the Station's facilities, studios and equipment free from any hindrance from any person or persons whomsoever claiming by, through or under Licensee. Programmer shall use the studios and equipment only for the purpose of producing programming or receiving satellite programming for the Station.

                                   Section 2

                Station Obligations to Its Community of License

         2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of its community of license. The general partner of the Licensee shall produce public affairs programming for the Station and from time to time the Licensee shall air other programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the law, and rules and policies of the FCC.

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         2.2     Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Station, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the reasonable good faith judgment of Licensee, is of overriding public importance. Licensee shall also coordinate with Programmer the Station's hourly station identification announcements to be aired in accord with FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Station's principal community contours, shall maintain its local public inspection file within the community of license and shall prepare and place in such inspection file or files its quarterly issues and program lists on a timely basis. Programmer shall, upon request by Licensee, provide Licensee with information with respect to certain of Programmer's programs which may assist Licensee in the preparation of the quarterly issues and programs lists. Licensee shall also maintain the station logs, receive and respond to telephone inquiries, control and oversee any remote control point for the Station.

         2.3 Responsibility for Employees and Expenses. Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming (including salespeople, traffic personnel, board operators and programming staff).

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Licensee will provide and be responsible for the Station personnel necessary for the broadcast transmission of Programmer's programs (including, without limitation, the Station General Manager and Chief Engineer), and will be responsible for the salaries, taxes, insurance and related costs for all the Station personnel used in the broadcast transmission of Programmer's programs. Whenever on the Station's premises, all personnel shall be subject to the overall supervision of Licensee's General Manager and/or Chief Engineer, consistent with Programmer's right to the use of the Station's facilities pursuant to Section 1.12 hereof.

                                   Section 3

                          Station Programming Policies

         3.1 Broadcast Station Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment V hereto and which may be amended from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all reasonable changes subsequently made by Licensee or the FCC. If Licensee reasonably determines that a program supplied by Programmer does not comply with the Policy Statement it may, upon written notice to Programmer, suspend or cancel such program. Programmer shall furnish or cause to be

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furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be in accordance with FCC requirements. All programs shall be prepared and presented in conformity with the Policy Statement prescribed in Attachment V hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Programmer.

         3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Station. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programmer's programming which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming elements and/or format of the programming supplied to Licensee by giving Licensee at least twenty-four (24) hours notice of such changes and obtaining Licensee's reasonable approval of such changes.

         3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain;

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or (iii) cleared at the source by Programmer. Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

         3.4 Sales. Programmer shall retain all revenues derived from the programming it provides to the Licensee. Programmer may sell programming or advertising on the Station in combination with any other broadcast stations of its choosing. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee. Licensee shall retain all revenues derived from the programming provided to the Station during the hours each week in which the Licensee airs its own programming, with the exception provided for certain political advertising as set forth in Section 5.2 herein.

         3.5 Payola. Programmer agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such

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Consideration, in accordance with the Communications Act and FCC requirements.
Programmer agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a Payola Affidavit, substantially in the form attached hereto as Attachment VI.

         3.6 Cooperation on Programming. Licensee shall, on a regular basis, assess the needs of its community and address those needs in connection with the preparation of its public affairs programming. Licensee shall also record those needs and place the issues/programs list in the public inspection file. Further, Licensee shall receive information from Programmer with respect to such of Programmer's programs which are responsive to public needs and interests so as to assist Licensee in the preparation of required programming in the satisfaction of its community service needs. Programmer shall also provide upon request such other information necessary to enable Licensee to prepare records and reports required by the Commission or other local, state or federal government entities.

         3.7 Staffing Requirements. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

                                   Section 4

                                Indemnification

         4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all

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claims, losses, costs, liabilities, damages, FCC license revocation or non-renewal, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to, slander or defamation or otherwise arising out of Programmer's broadcasts and sale of advertising time under this Agreement to the extent permitted by law.

         4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's broadcasts, station construction or station operation to the extent permitted by law.

         4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

         4.4 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Station's license assignment or license renewal applications, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the

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approval of the FCC Staff, then the parties shall reform the Agreement or, at
Programmer's option and expense, seek reversal of the staff decision and approval from the full Commission on appeal.

                                   Section 5

               Access to Programmer Materials and Correspondence

         5.1 Confidential Review. Prior to the provision of any programming by Programmer to Licensee under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee, solely for the purpose of ensuring Programmer's compliance with the law, FCC rules and Station policies, shall be entitled to review at its discretion from time to time on a confidential basis any programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

         5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political advertising. Programmer shall supply such information promptly to Licensee as may be necessary to comply with the lowest unit rate, equal opportunities and

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reasonable access requirements of federal law. In the event that Programmer fails to meet its political time obligations under the Communications Act of 1934, as amended, and the rules and regulations of the FCC and such failure inhibits Licensee in the performance of its political time obligations, then to the extent reasonably necessary to assure the Licensee's performance, Programmer shall release advertising availabilities to Licensee; provided, however, that all revenues realized by Licensee as a result of such a release of advertising time shall be immediately paid to Programmer.

                                   Section 6

                     Termination and Remedies Upon Default

         6.1 Termination. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                 (a) by either party upon six months written notice to the other party;

                 (b) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

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                 (c)      the other party is in material breach of its
obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                 (d)      the mutual consent of both parties;

                 (e) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review.

                 (f) if Programmer terminates this Agreement pursuant to subsection (a) it shall be liable to Licensee for payment of six months compensation pursuant to Attachment I following termination. If Licensee terminates this Agreement pursuant to subsection (a), in addition to its obligations under the Loan and Option Agreement, it shall be liable to Programmer for payment of six months compensation pursuant to Attachment I following termination except that if Licensee terminates within the first twelve (12) months of this Agreement it shall be liable to Programmer for payment of the first years compensation less the number of months this Agreement has been in effect.

         6.2 Programmer's Remedies for Operational Deficiencies. Programmer shall have the following remedies for deficiencies in or events related to Licensee's transmitting facility:

                 (a) If Programmer receives at any time during the term hereof an unsatisfactory report of a consulting engineer,

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mutually acceptable to and chosen by Licensee and Programmer, which concludes that the Station's actual coverage of the market has been materially reduced, Licensee shall be obligated to take such steps as are reasonably necessary to restore the effective coverage of the Station or demonstrate, by the use of the report of another consulting engineer hired at its expense, that such coverage deficiency is not material. If the Station's effective coverage is not restored to the coverage at the time of this Agreement within thirty (30) days of notice of the coverage deficiencies, then Programmer may withhold payments to Licensee until such restoration has been completed. Subject to Section 6.2(b) - (d), upon restoration all withheld payments shall be due and owing.

                 (b) If for a period of five days or more Licensee reduces its transmitter output power by fifty percent (50%) or more, Programmer may elect to reduce the payments otherwise due for such period by a daily proportional amount equal to one half for so long as such power reduction continues to occur;

                 (c) If Licensee should use an auxiliary or alternate transmitter for a period of five (5) days or more, then Programmer may reduce the payments otherwise due for such period by a daily proportional amount equal to twenty-five percent (25%) for so long as such auxiliary or alternate transmitter site is in use. Should such transmitter site move continue for more than thirty (30) days, Programmer may reduce the payments otherwise

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due for such period by a daily proportional amount equal to fifty percent (50%)
for so long as such alternate transmitter site is in use;

                 (d) If, due to poor maintenance, damage to or failure of transmission equipment, the Station is off the air for any consecutive five (5) day period or a total of one hundred twenty (120) hours during any consecutive thirty (30) day period, Programmer may terminate this Agreement and all of its obligations hereunder; provided, however, that in the event Programmer elects to terminate this agreement, Programmer shall notify Licensee, within thirty
(30) days of the occurrence of the event which triggers this termination right, of Programmers intent to terminate the Agreement. Programmer shall exercise such termination right within one hundred and twenty (120) days of the date on which such notification is given to Licensee.

         6.3 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer, except to the extent of allowing in each such case an appropriate payment credit for time not provided

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based upon a pro rata adjustment to amounts due as specified in Attachment I calculated upon the length of time during which the failure or impairment exists or continues.

         6.4 Other Agreements. During the term of this Agreement or any extension hereof, Licensee will not enter into any other time brokerage, program provision, local management or similar agreement with any third party.

                                   Section 7

                                 Miscellaneous

         7.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assignees, provided, however that neither party may assign its rights under this Agreement without the prior written consent of the other party.

         7.2 Call Letters. Upon request of Programmer and at Programmer's expense and subject to the mutual consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Station (with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee must coordinate with Programmer any proposed changes to the call letters of the Station before taking any action to change such letters.

         7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an

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original but all of which together will constitute one and the same instrument.

         7.4 Entire Agreement. This Agreement and the Attachments hereto and a related Right of First Refusal embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in
Section 1.5 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

         7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended, and the Rules and

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Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida.

         7.8 Notices. Any notice, demand or request required or permitted to be given under the provisions of the Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses, or to such other address as any party may request, in the case of Licensee, by notifying Programmer, and in the case of Programmer, by notifying Licensee.

         To Licensee:

         Bradenton Broadcast Television Co, Ltd.
         515 First Avenue East
         Bradenton, Florida 34208
         ATTN: Ms. Anita Flenoy Roberts
               General Partner

         Copy to:

         Robert L. Ulrich, Esquire
         Baynard, Harrell, Ostow & Ulrich, P.A.
         City Center 12th Floor
         100 Second Avenue South
         St. Petersburg, Florida  33701


         To Programmer:

         Christian Network, Inc.
         14444 66th Street North
         Clearwater, Florida 34624
         ATTN: Lowell W. Paxson

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         Copy to:

         John R. Feore, Jr., Esquire
         Dow, Lohnes & Albertson
         1255 Twenty-Third Street, N.W.
         Suite 500
         Washington, D.C. 20037


         7.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         7.10 Specific Performance. The parties recognize that in the event Licensee should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Programmer shall therefore be entitled to obtain specific performance of all terms of this Agreement. In the event of any action to enforce this Agreement, Licensee hereby waives the defense that there is an adequate remedy at law.

         7.11 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Tampa, Florida by a panel of three arbitrators. Licensee and Programmer shall each designate one disinterested arbitrator and the two arbitrators designed shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers

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shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensee or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section; or (iii) a suit for specific performance pursuant to Section 7.10.

         7.12 Sale. In the event that Licensee and Programmer have entered into a purchase and sale agreement or an application has been filed with the FCC seeking approval for the assignment of the Station's license to Programmer, and such FCC approval shall not have been approved or the assignment shall not have been consummated by the termination of this Agreement or any extension thereof, Programmer shall continue to make all payment contemplated by the Agreement until such approval and consummation have occurred, or until such application is no longer pending or the subject of an appeal or petition for reconsideration, whichever last occurs.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

         LICENSEE: BRADENTON BROADCASTING TELEVISION CO., LTD.



         By: /s/ Anita Flenoy Rogers
             ----------------------------------
                 Anita Flenoy Rogers
                 General Partner


         PROGRAMMER: THE CHRISTIAN NETWORK, INC.



         By: /s/ Lowell W. Paxson
             ---------------------------------
                 Lowell W. Paxson

                                  ATTACHMENT I

                             Compensation Schedule

         During the initial term of this Agreement, Programmer shall pay Licensee the sum of Three Thousand Five Hundred Forty-Two Dollars ($3,542) monthly. Payments shall be made by delivery of a check to Licensee at an address to be designated.

         This compensation schedule is based upon Licensee making available to Programmer the entirety of the air time pursuant to Section 1.3. If Programmer and Licensee extend this Agreement for an additional 18 months pursuant to
Section 1.4 of this Agreement, the monthly fee shall be increased by ten percent (10%).

                                 ATTACHMENT II

                                Station Coverage

         Station WTBG-TV current FCC Construction Permit and contour map on file with the FCC.

                                 ATTACHMENT III

                                Station Expenses

                                 ATTACHMENT IV

                                   Contracts

                                  ATTACHMENT V

                BROADCAST STATION PROGRAMMING POLICY STATEMENT

         The following sets forth the policies generally applicable to the presentation of programming and advertising over Television Station WTBG-TV, Bradenton, Florida. All programming and advertising broadcast by the station must conform to these policies and to the provisions of the Communications Act of 1934, as amended [the "Act"], and the Rules and Regulations of the Federal Communications Commission ["FCC"].

Station Identification

The station must broadcast a station identification announcement once an hour as close to the hour as feasible in a natural break in the programming. The announcement must include (1) the station's call letters (currently WTBG-TV); followed immediately by (2) the station's city of license (Bradenton, Florida).

Broadcast of Telephone Conversations

Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrent, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the station to broadcast telephone calls.

Sponsorship Identification

When money, service, or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the station at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the station in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes' duration or less, the required announcement need only be made either at its beginning or end.

Prior to any sponsored broadcast involving political matters or controversial issues, the station shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the station's public inspection file.

Payola/Plugola

The station shall not accept or agree to accept from any person any money, service, or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the station so that all required station identification announcements can be made. All persons responsible for station programming must, from time to time, execute such documents as may be required by station management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

Rebroadcasts

The station shall not rebroadcast the signal of any other broadcast station without first obtaining such station's prior written consent to such rebroadcast.

Fairness

Station shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

Personal Attacks

The station shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

Political Editorials

Unless specifically authorized by station management, the station shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

Political Broadcasting

All "uses" of the station by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

Obscenity and Indecency

The station shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

The station shall not broadcast any indecent material. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

Billing

No entity which sells advertising for airing on the station shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the subject of the bill or invoice. No entity which sells advertising for airing on the station shall misrepresent the nature of content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

Contests

Any contests conducted on the station shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

Hoaxes

The station shall not knowingly broadcast false information concerning a crime or catastrophe.

Children's Programming

The station shall broadcast reasonable amounts of educational and informational programming designed for children aged 16 years and younger.

Children's Advertising

Programming designed for children aged 12 years and younger shall not include more than 12 minutes of commercial matter per hour, Monday through Friday, and shall not include more than 10.5 minutes of commercial matter per hour on weekend programming.

There shall be no host selling, as that terms is defined by the FCC, in children's programming on the station.

Emergency Information

Any emergency information which is broadcast by the station shall be transmitted both aurally and visually or only visually.

Lottery

The station shall not advertise or broadcast any information concerning any lottery (except the Florida State Lottery and any other state lottery. The station may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if and only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under station or local law. Any and all lottery advertising must first be approved by station management.

Advertising

Station shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

Programming Prohibitions

Knowing broadcast of the following types of programs and announcements is prohibited:

         False Claims. False or unwarranted claims for any product or service.

         Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

         Commercial Disparagement. Any unfair disparagement of competitors goods.

         Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by station management.

         Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                                 ATTACHMENT VI

                                Payola Statement

                            FORM OF PAYOLA AFFIDAVIT


City of                           )
        -----------------

County of                         )        ss:
          ---------------

State of                          )
         ----------------

                         ANTI-PAYOLA/PLUGOLA AFFIDAVIT

                    , being first duly sworn, deposes and says as follows:
--------------------

1.       He is                      for
              ----------------------

         ------------------------------
                      Position

2.       He has acted in the above capacity since              .
                                                  -------------

3.       No matter has been broadcast by Station       for which service, money
                                                 -----
         or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4.       So far as he is aware, no matter has been broadcast by Station
                                                                        -----
         for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted
         by Station       or by any independent contractor engaged by Station
                    -----
               in furnishing programs, from any person, which matter at the
         -----
         time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, he will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation of presentation of broadcast
         matter on Station      .
                           -----

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7.       He, his spouse and his immediate family do      do not     have any
                                                    ----        ---
         present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

         1.      The publishing of music;

         2. The production, distribution (including wholesale and retail sales outlets), manufacture of exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

         3. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

         4. The ownership or operation of one or more radio or television stations;

         5. The wholesale or retail sale of records intended for public purchase;

         6.      Advertising on Station     , or any other station owned by its
                                        ----
                 licensee (excluding nominal stockholdings in publicly owned companies).

8.       The facts and circumstances relating to such interest are none      as
                                                                        ----
         follows         :
                ---------


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                                                   ----------------------------
                                                                    Affiant

Subscribed and sworn to before me this     day of           , 1993.
                                       ---        ----------


------------------------------
Notary Public

My Commission expires:
                       -------------------------------------